                          [VEDDER PRICE LETTERHEAD]



                              November 20, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:    Investors Municipal Cash Fund

To The Commission:

     We are counsel to the above-referenced investment company (the "Fund") and as such have participated in the preparation and review of Post-Effective Amendment No. 9 to the Fund's registration statement being filed pursuant to Rule 485(b) under the Securities Act of 1933. In accordance with paragraph
(b)(4) of Rule 485, we hereby represent that such amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) thereof.

                                        Very truly yours,


                                        /s/ Vedder, Price, Kaufman & Kammholz


                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ



DAS/COK/ACS